UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934
Date of report (Date of earliest event reported) October 20, 2006
PROQUEST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-3246	36-3580106

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 Eisenhower Parkway, PO Box 1346	48106-1346

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (734) 761-4700
Not Applicable

(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
A. Stock and Asset Purchase Agreement
On October 20, 2006, ProQuest Company (the “Company”) entered into a Stock and Asset Purchase Agreement (the “Agreement”), with Snap-On Incorporated (“Buyer”) pursuant to which the Company agreed to sell its Business Solutions business (“PQBS”) to Buyer (the “Sale”). The following summary description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 and incorporated herein by reference.
Under the terms of the Agreement, at the closing, Buyer will purchase the stock of ProQuest Business Solutions Inc. and ProQuest Alison, Inc. and the foreign assets of the Company used in the operation of PQBS for approximately $500 million, comprised of $480.7 million in cash, subject to adjustments, including changes in working capital, and the assumption by Buyer of approximately $19 million of debt in the form of monetized future billings. The Agreement contains representations and warranties and indemnification obligations customary for transactions of this type. The Company only has responsibility for indemnification claims exceeding $100,000 and then only to the extent they aggregate to over $5,000,000. Total indemnification obligations of the Company are limited to $40,000,000 (except in cases of fraud). The Company also agreed to enter into an agreement not to compete with the business sold for a period of five years, except in the United Kingdom, such period shall be two years.
In the Agreement, the Company also agreed to cease any existing discussions with respect to the sale of PQBS or a sale of the Company. However, the Company may have discussions regarding any unsolicited proposal to purchase PQBS or the Company made after October 20, 2006 in order to clarify and understand the terms of the proposal. Further, if the Company’s board determines that such proposal is reasonably likely to lead to a proposal to purchase PQBS or the Company that is more favorable to the Company than the terms of the Agreement (a “Superior Proposal”) the Company may provide information to and negotiate terms with the proposing party. The Company may terminate the Agreement within two business days following the date its board of directors authorizes the Company to negotiate and execute a definitive acquisition agreement providing for a Superior Proposal provided that it pays Buyer $10,000,000.
The Sale is subject to customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock and Asset Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. There are representations and warranties contained in the Stock and Asset Purchase Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Stock and Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information
Allen & Company LLC and Sonenshine Partners LLC acted as the Company’s financial advisors in the ProQuest Business Solutions sale process.
A copy of the press release issued on October 23, 2006 in connection with the execution of the Agreement is filed as Exhibit 99.1 to this Form 8-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
Exhibits
10.1       Stock and Asset Purchase Agreement by and between ProQuest Company and Snap-On Incorporated dated as of October 20, 2006.
99.1       Press Release issued on October 23, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROQUEST COMPANY (Registrant)
DATE October 23, 2006	BY	/s/ Todd Buchardt
Todd Buchardt
Senior Vice President and General Counsel